UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MORGAN STANLEY TAX-FREE DAILY INCOME TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Morgan Stanley Tax-Free Daily Income Trust

P.O. Box 219804

Kansas City, MO 64121-9804

(800) 869-6397

August 21, 2023

Dear Shareholder:

On September 8, 2023, at a special Shareholder meeting, the shareholders of Morgan Stanley Tax-Free Daily Income Trust (the “Fund”) will vote on a proposal to liquidate the Fund. The Adviser believes that the liquidation of the Fund is in the best interests of the Fund and its shareholders. In order to facilitate the liquidation of the Fund, the Adviser or its affiliates purchased shares of the Fund before the record date in an amount in excess of 50% of the Fund’s outstanding shares. The Adviser or its affiliates intend to vote those shares “FOR” the proposal, which if voted in such manner, would be sufficient to approve the proposal. If approved, the liquidation will occur on or about September 15, 2023 (the “Liquidation Date”). Proceeds of the liquidation will be distributed thereafter. Effective as of the close of business on July 11, 2023, shares of the Fund were no longer available for purchase or exchange in.

Our records indicate that you are a shareholder of the Fund. We would like you to know that in connection with an approved liquidation, shareholders of the Fund may:

•	Opt to exchange shares of the Fund for the same class of shares of another fund in the Morgan Stanley family of funds prior to the Liquidation Date; or

•	Take no action and Fund shares will be redeemed on the Liquidation Date. A check for the proceeds will be mailed to the address of record.

If you have questions regarding the proposed liquidation of your Fund or would like assistance with exchanging to shares of another Morgan Stanley fund, please feel free to call a Morgan Stanley Investor Services Representative at 1-800-869-6397. Our representatives are available to assist you Monday through Friday, 9:00 a.m. – 5:30 p.m. Eastern Time.

Notwithstanding the foregoing, the timing of the liquidation may be extended beyond the Liquidation Date if, in the opinion of the investment adviser, market conditions are unfavorable on or around the Liquidation Date. The Fund will notify shareholders of any such extension pursuant to a supplement to the Fund’s prospectus.

Sincerely,

Lawrence Fahey

Managing Director

Morgan Stanley Investment Management